EXHIBIT 99.1

HealthTronics Reports Results for First Quarter

 -- Lithotripsy procedures increase 18% from prior year
 -- Strong growth in prostate treatments continues
 -- Integration of HMT acquisition continues on plan

MARIETTA, Ga., May 6, 2004 (PRIMEZONE) -- HealthTronics Surgical Services, Inc. (Nasdaq:HTRN), a leading device manufacturer and provider of minimally invasive urologic and orthopaedic services, today announced financial results for the first quarter ended March 31, 2004.

Revenues for the first quarter increased 13% to $23.7 million from $20.9 million for the same period a year ago. Net income for the first quarter totaled $350 thousand, or $0.03 per share, compared with $2.1 million for the comparable period last year, which included a $1.3 million after-tax gain on sale related to the re-syndication of two large lithotripsy partnerships during 2003. The expected decline in net income was a result of several factors, including an increase in minority interest expense related to the Company's aforementioned re-syndication and the re-syndication of several other key lithotripsy partnerships during 2003 as well as an increase in spending to support the Company's growing orthopaedic business.

In March 2004, HealthTronics also completed the acquisition of HMT Holding AG, the manager and holder of controlling interest in HMT High Medical Technologies AG ("HMT"). HMT has been a long-time source of medical equipment to HealthTronics, including the LithoTron(r) and the OssaTron(r).

"HealthTronics performed according to plan in our first quarter," said Argil Wheelock, chairman and CEO. "We experienced ongoing growth in our core lithotripsy and orthopaedic operations, and we continued to show progress in treatment of benign and cancerous prostate conditions. At the same time, we continued to take the necessary steps to position our Company for long-term growth. These included starting the integration of our HMT acquisition, investing in new technologies for the treatment of urological diseases through our agreement with EDAP TMS S.A., and investing in the infrastructure necessary to support and grow our businesses."

Lithotripsy Operations

HealthTronics' lithotripsy procedures increased 18% during the first quarter of 2004 over the first quarter of 2003. Strong growth continued within HealthTronics' unconsolidated partnerships, driven by both same-store growth and new operations. HealthTronics' lithotripsy procedures for the first quarter of 2004 and the first quarter of 2003 were as follows:

                       For the three months ended March 31,
                             2004                 2003
                             ----                 ----
 Consolidated               5,946                5,474
 Unconsolidated             3,315                2,358
                            -----                -----
 Total                      9,261                7,832

Lithotripsy revenue for the quarter was $14.1 million compared to $13.3 million for the comparable period last year, an increase of 6%. The slower growth rate in revenues versus procedures is a result of the Company performing more wholesale procedures this year than last. Newer partnerships perform wholesale procedures and one of our larger partnerships switched from retail to wholesale at the beginning of the year. Overall, the Company has seen no significant change in either wholesale or retail pricing.

"Lithotripsy operations continued their strong performance from the end of last year through the first quarter," commented Martin McGahan, the Company's president and chief operating officer. "We have effectively concluded the large re-syndication process that we began during the first quarter of 2003, which resulted in a $1.3 million after-tax gain during the first quarter of last year. As a result, we are looking for improved revenues and more stable earnings and cash flow from these partnerships."

Orthopaedic Operations

HealthTronics performed 1,890 orthopaedic procedures during the first quarter, a 7% increase over the 1,763 procedures performed during the first quarter of 2003. Revenues for the orthopaedic business during the first quarter increased 2% to $4.2 million from $4.1 million in the comparable quarter of 2003.

The Company continued to invest in its infrastructure during the quarter to support the continued growth of the orthopaedic business. This included additional hiring of qualified personnel, more investment in the sponsorship of clinical studies, and increased investment in educating insurers, physicians and patients. Inclusive in this investment was the Company's implementation of a new pre-certification process and pre-payment policy for patients with insurance plans that do not include extracorporeal shock wave surgery ("ESWS") with the OssaTron as a covered benefit.

"Our continued emphasis on supporting our orthopaedic business is critical to building long-term growth in this area," McGahan said. "Education through clinical studies and additional support for our technicians and managers in the field will continue to drive patient referrals. However, we must also continue to educate the insurance carriers and increase the cash flow of our operations through improved collections. Through new policies now in effect, we believe we are positioned to continue our growth and improve cash flow and collections to support our Company."

Manufacturing, Sales and Service Operations

Revenue from the equipment sales and service division was $3.6 million during the first quarter, a 57% increase over the $2.3 million during the first quarter of 2003. Included in the most recent quarter figures was one month of operations for HMT, which was acquired in March.

"After completing the HMT transaction, we have emphasized integration of the company and coordination of our service organizations to support the HMT products in the U.S. and worldwide," McGahan said. "This process is proceeding according to plan and we expect to meet our objectives from the acquisition as we progress through the year."

Other Operations

The Company's prostate treatment business continues to show solid growth. The Company performed 1,121 procedures on either benign or cancerous prostate conditions during the quarter, an increase of 29% over the 866 procedures performed during the comparable quarter last year. Revenues for prostate treatments rose 58% to $1.9 million from the $1.2 million in the first quarter of last year.

In February, HealthTronics announced an agreement with EDAP TMS S.A. (Nasdaq:EDAP), a global leader in the development, marketing and distribution of minimally invasive medical devices for the treatment of urological diseases. The agreement grants HealthTronics the right to begin clinical trials with the Ablatherm(r), a device using High Intensity Focused Ultrasound ("HIFU") to provide minimally invasive treatment for prostate cancer. According to EDAP, the Ablatherm, which has been used in Europe and Asia for 8 years, has successfully treated more than 4,500 patients and is currently being utilized at more than 50 clinical locations worldwide. HealthTronics believes that, upon approval by the FDA, HIFU has the potential to play an important role in the treatment of prostate cancer and can be a clinically effective and cost efficient alternative.

"We are particularly encouraged by the growth in our prostate business," McGahan said. "This growth demonstrates our commitment to expanding our services to the urology market. We think that this is an important strategy for continued growth, and it increases our anticipation for beginning the clinical trials for HIFU."

The Company anticipates that the HIFU FDA clinical review and application process could take from three to five years. HealthTronics is currently in the planning process to begin the clinical trials, which it estimates will begin later this year.

Additional Comments

Looking ahead, chairman Wheelock commented: "We remain on course for our operational plan for 2004. We will continue to focus on generating solid performance within our lithotripsy business since we have completed the re-syndication process started last year. We will invest in the growth of our orthopaedic business through clinical trials, additional hiring and focusing on reimbursement to improve the cash flow of operations. We will integrate HMT throughout the year and streamline our operations to support product development, manufacturing and maintenance of our products in the field. Finally, we will focus on broadening our product offerings to urologists for the treatment of benign and cancerous prostate conditions. By focusing on these areas, we hope to successfully position the Company for future growth and profitability."

The Company anticipates revenues for 2004 will be between $100 million and $110 million and earnings will range between $0.15-$0.25 per share.

Conference Call

A conference call for the investment community will be held today, May 6, at 10:30 a.m. EDT. The conference call will be webcast live and can be accessed via HealthTronics' website at http://www.healthtronics.com. Go to the Investor Relations page and follow the link for the broadcast. An online archive of the conference call will be available on the website for approximately thirty days. Individuals who wish to participate in the conference call may dial in at 1-888-280-8771 using the conference code "Q1 Earnings Release".

About HealthTronics Surgical Services

HealthTronics Surgical Services, Inc. is one of the nation's leading providers of non-invasive and minimally invasive medical devices and surgical services for certain urologic and orthopaedic conditions. The Company provides technical and administrative services to physicians, hospitals and ambulatory surgery centers using extracorporeal shock wave devices. The two primary services offered by HealthTronics are lithotripsy extracorporeal shock wave treatment, which is a procedure for treating kidney stones in a non-invasive manner, and Orthotripsy(r) extracorporeal shock wave surgery, which is a procedure for treating orthopaedic soft tissue disorders in a non-invasive manner. The two primary medical devices manufactured by the Company's HMT subsidiary are the LithoDiamond(r) and the OssaTron. The Company has operations throughout the United States and worldwide. More information about HealthTronics Surgical Services can be found at the Company's website, www.healthtronics.com.

Safe Harbor

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties or other factors which may cause actual results, performance or achievements of HealthTronics Surgical Services to be materially different from any future results, performance or achievements express or implied by such forward-looking statements. As always, these expectations and projections are based on currently available competitive, financial, and economic data, along with operating plans, and are subject to future events and uncertainties. Among the events and uncertainties which could adversely affect future periods are: inability to establish or maintain relationships with physicians and hospitals; health care regulatory developments that prevent certain transactions with health care professionals or facilities; inability of the Company or health care providers to obtain reimbursement for use of the Company's current or future products; competition or technological change that impacts the market for the Company's products; difficulty integrating HMT and realizing projected cost savings; unanticipated regulatory and clinical costs related to FDA clinical trials and application for approval of HIFU; and difficulty in managing the Company's growth. Additional factors that might cause such a difference, include, but are not limited to those discussed in the Management's Discussion and Analysis of Financial Condition and Results of Operations in the Company's Annual Report on Form 10-K for the year ended December 31, 2003, and in subsequent documents filed by HealthTronics Surgical Services with the Securities and Exchange Commission.

                                   Three Months Ended March 31,

                                         2004     2003
                                         ----     ----
                             (000's omitted, except per share amounts)

 Revenues                               23,740   20,888
 Net income                                350    2,129

 Weighted average common shares
   outstanding:

   Basic                                11,814   11,328
   Diluted                              11,836   11,542

 Net income per common share:

   Basic                                  0.03     0.19
   Diluted                                0.03     0.18

               CONSOLIDATED STATEMENTS OF INCOME
                        (000's omitted)

                                 Three months ended March 31,
                                     2004        2003
                                   --------    --------

 Net revenue                       $ 23,740    $ 20,888
 Cost of devices, service parts
   and consumables                    4,974       4,260
 Salaries, general and
   administrative expenses           11,351       9,580
 Depreciation and amortization        1,562       1,380
                                   --------    --------
                                      5,853       5,668
 Equity in earnings of
   unconsolidated entities              329         259
 Partnership distributions from
   cost basis investments               202         118
 Gain on sale of subsidiary and
   investment interest                  245       2,075
 Gain on sale of fixed assets           147           5
 Interest expense                      (588)       (533)
 Interest income                         15          35
                                   --------    --------
 Income before minority interest
   and income taxes                   6,203       7,627
 Minority interest of
   consolidated subsidiaries         (5,549)     (4,129)
                                   --------    --------
 Income before income taxes             654       3,498
 Provision for income taxes            (304)     (1,369)
                                   --------    --------
 Net income                        $    350    $  2,129
                                   ========    ========
 Income per common share:
    Basic                          $   0.03    $   0.19
                                   ========    ========
    Diluted                        $   0.03    $   0.18
                                   ========    ========
 Weighted average common shares
   outstanding:

    Basic                            11,814      11,328
                                   ========    ========
    Diluted                          11,836      11,542
                                   ========    ========

                     For the Three Months Ended March 31, 2004
                                 (000's omitted)

                                        Manufacturing,
                                           Sales &
                   Lithotripsy Orthotripsy Service   Other     Total
                     -------------------------------------------------
 Net revenue from
   segment           $ 14,438  $  4,184  $  5,059  $  1,897  $ 25,578
 Less intersegment
   revenue                353        --     1,485        --     1,838
                     --------  --------  --------  --------  --------
 Total consolidated
   net revenues by
   segment           $ 14,085  $  4,184  $  3,574  $  1,897  $ 23,740
                     ========  ========  ========  ========  ========

 Segment
   depreciation and
   amortization      $    856  $    448  $     88  $    142  $  1,534
 Plus unallocated
   depreciation and
   amortization                                                    28
                                                             --------
 Total consolidated
   depreciation and
   amortization                                              $  1,562
                                                             ========

 Equity in earnings
   of unconsolidated $    329  $     --  $     --  $     --  $    329
   entities                                                  ========

 Segment income
   (loss) before
   income taxes      $  1,987  $   (534) $     62  $    285  $  1,800
                     ========  ========  ========  ========

 Less unallocated
   corporate
   expenses                                                    (1,146)
                                                             --------
 Total consolidated
   income before                                             $    654
   income taxes                                              ========

                          For the Three Months Ended March 31, 2003
                                      (000's omitted)

                                       Manufacturing,
                                          Sales &
                  Lithotripsy Orthotripsy Service   Other     Total
                    --------------------------------------------------

 Net revenue from
   segment          $ 13,539  $  4,136  $  3,024  $  1,186  $ 21,885
 Less intersegment
   revenue               249        --       748        --       997
                    --------  --------  --------  --------  --------
 Total consolidated
   net revenues by
   segment          $ 13,290  $  4,136  $  2,276  $  1,186  $ 20,888
                    ========  ========  ========  ========  ========

 Segment
   depreciation and
   amortization     $    835  $    406  $      4  $     50  $  1,295
 Plus unallocated
   depreciation
   and amortization                                               85
                                                            --------
 Total consolidated
   depreciation and                                         $  1,380
   amortization                                             ========

 Equity in
   earnings of
   unconsolidated
   entities         $    259  $     --  $     --  $     --  $    259
                                                            ========

 Segment income
   (loss) before
   income taxes     $  4,728  $   (113) $     93  $     64  $  4,772
                    ========  ========  ========  ========
 Less unallocated
   corporate
   expenses                                                   (1,274)
                                                            --------
 Total consolidated
   income before
   income taxes                                             $  3,498
                                                            ========

 PROCEDURES PERFORMED
 --------------------
                           Q1, 2004            Q1, 2003
                           --------            --------
 Lithotripsy                  9,261               7,832
 Orthotripsy(r)               1,890               1,763
 Prostate                     1,121                 866

 -----------------------
 Martin J. McGahan

CONTACT:  HealthTronics Surgical Services, Inc.
          Martin J. McGahan, President and Chief Operating Officer
          Phone:  (800) 464-3795
                  (770) 419-0691
          Fax:    (770) 419-9490
          Web Site: www.healthtronics.com